Exhibit 99.1
                                                                            News
                                                Release

                                Vectren Corporation
                                                                    One Vectren Square
                                                                                                                                                                                    Evansville, IN 47708

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact  Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

April 24, 2007

Vectren Corporation Reports First Quarter 2007 Results

•	First quarter earnings of $0.92 per share as compared to $0.76 per share for 2006
•	2007 earnings guidance affirmed with emphasis on upper end of range

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported 2007 first quarter net income of $70.1 million, or $0.92 per share, compared to $57.6 million, or $0.76 per share, in 2006. The increase in 2007 results is primarily attributable to higher gas utility margins, including the impact of favorable weather year over year, and ProLiance’s operating results. Excluding the results from synfuels-related activities which will terminate at the end of 2007, earnings per share for the first quarter of 2007 were $0.88 per share compared to $0.75 per share in 2006.

Said Niel C. Ellerbrook, Chairman, President and CEO, “Our gas conservation rate design is working as planned. We are actively promoting conservation and, at the same time, our new gas conservation rates generally provide Vectren with the opportunity to recover margins, lost due to reduced consumption, approved in our last rate cases.”

“During the first quarter, we achieved important milestones regarding our South gas and electric operations. Through the collaborative effort between the company, the Indiana Office of Utility Consumer Counselor (OUCC) and interveners, we have reached settlement agreements regarding the proposed changes to the base rates and charges for the South gas and electric distribution businesses. In addition, ProLiance Energy and the OUCC reached agreement on new gas supply portfolio arrangements that will enable natural gas customers of Vectren Energy Delivery of Indiana to receive approximately $43 million of additional savings over the next two years,” added Ellerbrook.

Summary Results
•
First quarter 2007 earnings from Vectren’s utilities increased $7.5 million, or $0.10 per share, due largely to the combined impact of increased residential and commercial usage and lost margin recovery allowed in our current rates, and favorable weather in the company’s Ohio and electric territories.

•
First quarter 2007 earnings from Vectren’s nonutility operating businesses, exclusive of synfuel-related results, increased $2.1 million, or $0.03 per share. The increase was primarily attributable to higher ProLiance earnings as a result of increased storage capacity and greater optimization opportunities.

•	Synfuels-related results were $3.4 million, or $0.04 per share, in 2007 compared to $0.7 million, or $0.01 per share, in 2006.

2007 Earnings Guidance

“Based on this quarter’s financial results and our outlook for the year, including the expectation of an improving opportunity to earn closer to our authorized regulatory returns, we are emphasizing the upper end of our existing earnings guidance,” added Ellerbrook.

The company affirms its annual earnings guidance of $1.65 to $1.80 per share, excluding synfuels-related results, and $1.76 to $1.93 per share including synfuels-related results, with expectation toward the upper end of the ranges. These targeted ranges are subject to such factors discussed under “Forward Looking Statements.”

Regular Quarterly Dividend

Following the Annual Shareholders Meeting on May 9, 2007, the Board of Directors will meet to review the regular quarterly common stock dividend. If approved, the dividend would be payable June 1, 2007 to shareholders of record at the close of business on May 15, 2007. Vectren and predecessor companies have increased dividends paid 47 consecutive years.

Equity Offering Using a Forward Sale Agreement Completed

On February 22, 2007, the company sold 4.6 million shares of its common stock at $28.33 per share in a public offering using an equity forward sale agreement. In connection with the forward sale agreement, J.P. Morgan Securities Inc. (the forward purchaser) borrowed an equal number of shares of the company’s common stock from stock lenders and, at the company’s request, sold the borrowed shares to the public. The company will not receive any proceeds from the forward purchaser’s sale of the common shares until the forward agreement is settled, which may occur any time prior to February 28, 2009. Subject to certain exceptions, the company may elect to settle the forward agreement in cash or by issuing shares. The company currently expects to settle the forward agreement by issuing shares and use the proceeds to repay short-term debt obligations incurred to fund its utility capital expenditure program and for other general corporate purposes.

Vectren South Gas Base Rate Settlement Reached

On March 15, 2007, the company announced that it had reached a settlement agreement with the OUCC and other interveners regarding its Vectren South gas rate case.  The increase in rates includes a base rate increase of $5.3 million and $2.6 million of costs which will be removed from base rates and be recovered through existing tracking mechanisms. The company had originally requested an increase of $10.4 million. The settlement also provides for an allowed return on equity (ROE) of 10.15%, with an overall rate of return of 7.20% on rate base of $121.7 million.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.  The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates.  To qualify for this treatment, the annual expenditures are limited to $3.0 million and the treatment cannot extend beyond three years on each project.

If the settlement is approved, the company will have in place for its South gas territory weather normalization, a conservation and decoupling tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.  The ROE agreed to in the case of 10.15% recognizes these various regulatory mechanisms.  The Indiana Utility Regulatory Commission (IURC) hearing on the settlement was held March 23, 2007 and a timely order is expected.

Vectren South Electric Base Rate Case Settlement Reached

On April 20, 2007, the company announced it had reached a settlement agreement with the OUCC and other interveners regarding the proposed changes to the base rates and charges for its electric distribution business in southwestern Indiana. The settlement agreement was filed April 20, 2007, with the IURC and completes a collaborative effort between Vectren South, the OUCC and other interveners. The settlement agreement provides for an approximate $60.8 million electric rate increase to cover the company’s cost of system growth, maintenance, safety and reliability. If approved, the impact of this settlement would increase bills by about $17 per month for the typical combination gas and electric residential customer. This increase marks the first time in the past 13 years that the company’s electric base rates have been adjusted.

The settlement provides for, among other things: timely recovery of certain new transmission investments made and ongoing costs associated with the Midwest Independent System Operator (MISO); operations and maintenance (O&M) expense increases related to managing the aging workforce, including the development of expanded apprenticeship programs and the creation of defined training programs to ensure proper knowledge transfer, safety and system stability; increased O&M expense necessary to maintain and improve system reliability; customer benefit from the sale of wholesale power by Vectren sharing evenly with customers any profit earned above or below $10.5 million of wholesale power margin; recovery of and return on the investment in demand side management programs to help encourage conservation during peak load periods; and an overall rate of return of 7.32 percent and an ROE of 10.4 percent.

A hearing before the IURC is scheduled for May 3, 2007.

Lost Margin Recovery/Conservation Filings

In 2005, the company filed conservation programs and conservation adjustment trackers in Indiana and Ohio designed to help customers conserve energy and reduce their annual gas bills.

Indiana
In December 2006, the IURC approved a settlement agreement that provides for a five year energy efficiency program. It allows the company’s Indiana utilities to recover a majority of the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The mechanism provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s most recent rate case. The order was implemented in the North service territory in December 2006, and a similar approach is included in the settlement pending commission action in South’s territory as new base rates proposed in the settlement agreement above go into effect.

The company’s Conservation Connection public education initiative involves a significant advertising campaign that incorporates TV, radio and newspaper elements, as well as rebates and an online energy tool, to proactively help customers use less natural gas. Through March, the online energy tool has experienced more than 30,000 unique visits; rebates issued have surpassed 2,000; and nearly 10,000 customer calls have come into the Conservation Connection call center.

Ohio
In September 2006, the PUCO approved a conservation proposal that would implement a lost margin recovery mechanism and a related conservation program for the company’s Ohio operations. The PUCO decision was issued following a hearing process and the submission of a settlement by the company, the Ohio Consumer Counselor (OCC) and the Ohio Partners for Affordable Energy (OPAE). That settlement was contested by the PUCO Staff. In the decision the PUCO addressed decoupling by approving a two year, $2 million total, low-income conservation program to be paid by the company as well as a sales reconciliation rider intended to be a recovery mechanism for the difference between the weather normalized revenues actually collected by the company and the revenues approved by the PUCO in the company’s most recent rate case. The decision produced an outcome that was somewhat different from the settlement.

Following the decision, the company and the OPAE advised the PUCO that they would accept the outcome even though it differed from the terms of the settlement. The OCC sought rehearing of the decision, which was denied in December; and, thereafter, the OCC advised the PUCO that the OCC was withdrawing from the settlement. The company, the OPAE and the PUCO Staff advised the PUCO that they accept the terms provided in the September decision as affirmed by the December rehearing decision. Since that time, there have been a number of procedural filings by the parties: the PUCO held another hearing on the matter, and the company is currently awaiting a further decision from the PUCO. The company believes that the PUCO had the necessary legal basis for its decisions and, thus, should confirm the outcome provided in the September decision. In accordance with accounting authorization provided by the PUCO, the company began recognizing the impact of this order on Oct. 1, 2006, and has recognized cumulative revenues of $2.3 million, of which $1.0 million was recorded in 2007.

Receipt of Proceeds from Sale of Broadband Investment

In the fourth quarter of 2006, Vectren and SIGECOM’s majority owner completed the sale of their interests in SIGECOM to WideOpen West, LLC. Proceeds from the sale of this non-core business totaling $44.9 million were received in the first quarter of 2007.

Utility Group Discussion

The Utility Group’s first quarter 2007 earnings were $50.9 million compared to $43.4 million in 2006. The increase in Utility Group earnings resulted from increased residential and commercial usage, including lost margin recovery and favorable weather in Ohio and our electric territories. The increase was offset somewhat by lower wholesale power marketing and municipal margins and increased depreciation expense.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the margin impact of warmer-than-normal weather to be $0.8 million unfavorable compared to normal and $3.6 million favorable compared to the prior year.

Gas Utility Margin
Gas utility margins were $159.6 million for the three months ended March 31, 2007, an increase of $15.9 million compared to 2006. Residential and commercial customer usage, including lost margin recovery, increased margin $7.2 million compared to 2006. Ohio weather was 1 percent warmer than normal, but 6 percent colder than the prior year and resulted in an estimated increase in margin of approximately $2.4 million compared to 2006. Margin from industrial customers increased $0.6 million largely due to increased volumes delivered. Lastly, costs recovered dollar-for-dollar in margin associated with tracked expenses and revenue and usage taxes increased gas margin $5.9 million.

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margin was $61.4 million for the quarter, an increase of $1.4 million over the prior year. Management estimates increased usage by residential and commercial customers to be $1.7 million, of which $1.2 million is due to weather. Return on pollution control investments increased margin $0.4 million. These increases were partially offset by $0.5 million of lower margin from municipal customers due to lower sales.

Margin from Asset Optimization Activities
Net asset optimization margins were $6.1 million for the quarter, a decrease of $1.0 million compared to 2006. The decrease is primarily due to lower availability of generating units to make off system sales due to the retirement of 50 MW of owned generation on Dec. 31, 2006.

Other Operating
Other operating expenses were $67.2 million, an increase of $5.6 million for the quarter ended March 31, 2007, compared to 2006. Pass-through costs, including costs funding new Indiana energy efficiency programs that are recovered in utility margin, increased $4.9 million year-over-year. The remaining increase in operating costs is primarily due to other costs related to lost margin recovery and conservation initiatives that are not directly recovered in margin. These costs increased $0.5 million year over year. All other controllable operating costs were approximately flat compared to the prior year.

Depreciation & Amortization
Depreciation expense was $39.2 million for the quarter, an increase of $2.1 million compared to the prior year. The increase was primarily due to increased utility plant.

Taxes Other Than Income Taxes
Taxes other than income taxes were $24.2 million for the quarter, an increase of $1.4 million compared to the prior year. The increase results from higher revenues subject to taxes and increased property taxes.

Utility Group Other-net
Other-net reflects income of $2.7 million for the quarter, an increase of $1.8 million compared to the prior year. The increase is attributable to an increase in capitalized interest on utility plant and income associated with investments that fund deferred compensation plans.

Utility Group Interest Expense
Interest expense was $19.4 million for the quarter, a decrease of $0.6 million compared to the prior year. Interest costs in 2007 reflect the impact of financing transactions completed in October 2006, in which approximately $90 million in debt related proceeds were raised and used to retire debt outstanding with a higher interest rate.

Utility Group Income Taxes
Federal and state income taxes were $29.3 million for the quarter, an increase of $2.1 million compared to the prior year quarter. Increased income taxes due to higher pretax income were offset somewhat by a lower effective tax rate.

Nonutility Group Discussion

In total, the company’s primary nonutility business groups contributed earnings of $15.3 million in the first quarter of 2007, an increase of $1.8 million compared to 2006. Earnings from ProLiance, which are included in Energy Marketing and Services’ results, increased $3.9 million due in part to increased storage optimization opportunities. The increase was partially offset by lower margin at Vectren Source and greater ownership interest in Miller Pipeline, which normally operates at a seasonal loss in the first quarter.

The primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies. Energy Marketing and Services contributed first quarter earnings of $15.7 million in 2007 compared to $12.9 million in 2006. Coal Mining operations contributed first quarter earnings of $1.6 million in 2007 compared to $1.8 million in 2006. Energy Infrastructure Services incurred a first quarter seasonal loss of $2.0 million in 2007 compared to a loss of $1.2 million in 2006.

Synfuels-related results totaled $3.4 million, or $0.04 per share, including a $0.4 million after tax mark to market gain on financial contracts hedging 2007 production. 2007 synfuel production is fully hedged. Earnings from synfuels-related activities were $0.7 million, or $0.01 per share, in the first quarter of 2006.

All amounts following in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses. Net income generated by Energy Marketing and Services for the quarter ended March 31, 2007, was $15.7 million compared to $12.9 million in 2006.

ProLiance provided the primary earnings contribution, which totaled $15.2 million in 2007 compared to $11.3 million in 2006. ProLiance’s storage capacity was 35 Bcf in 2007 compared to 33 Bcf in 2006, and greater storage optimization opportunities were the primary driver for the increase in earnings. ProLiance has contracted for an additional 10 Bcf of firm gas storage for the 2007-2008 winter season.

Vectren Source’s earnings totaled $0.7 million in 2007 compared to $2.0 million in 2006. The decrease in earnings was primarily due to lower unit margins offset by a favorable weather impact. Vectren Source’s customer count at March 31, 2007, was 147,000 customers, an increase over the prior year quarter of 8,000.

Coal Mining Operations
Coal Mining Operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Mining Operations’ quarterly earnings were $1.6 million compared to $1.8 million in 2006. February shipments from Prosperity Mine were delayed due to severe cold weather that resulted in a decrease in revenue quarter over quarter.  Reduced operating costs from highwall mining at the Cypress Creek mine offset this lower revenue resulting in higher EBITDA in 2007.  Higher depletion and the resulting lower effective tax rate in 2006 caused the generally flat earnings quarter over quarter. The full year use of highwall mining at the Cypress Creek mine is expected to continue to provide additional tons and lower operating costs in 2007 and 2008.

Energy Infrastructure Services
Energy Infrastructure Services provides energy performance contracting operations through Energy Systems Group, LLC (ESG) and underground construction and repair to utility infrastructure through Miller Pipeline (Miller).

For the quarters ended March 31, 2007, and 2006, Energy Infrastructure’s operations incurred seasonal losses of $2.0 million and $1.2 million, respectively. Higher revenues at ESG partially offset the effects of increased ownership in Miller, which normally operates at a loss during the first quarter. At March 31, 2007, ESG’s backlog was $63 million, compared to $68 million at Dec. 31, 2006, and $51 million at March 31, 2006. Miller’s contribution to earnings in 2007 is expected to benefit from price increases effective in the second quarter and from several large pipeline projects, as well as 100% ownership of Miller.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on April 25, 2007
Vectren’s financial analyst call will be at 11 a.m. Eastern time, April 25, at which time management will discuss financial results and earnings guidance. To participate in the call, analysts are asked to dial 1-800-500-3170 and present the conference call ID# 4448486. All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2007.